Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLOVIS ONCOLGY, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

THE UNDERSIGNED, being a duly appointed and authorized officer of Clovis Oncology, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify, on behalf of the Corporation, as follows for the purpose of amending the Corporation’s Amended and Restated Certificate of Incorporation:

FIRST:	The name of the corporation is Clovis Oncology, Inc.

SECOND:	The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on April 20, 2009, which was amended and restated on May 15, 2009, which was further amended on May 25, 2011 and September 22, 2011 and then amended and restated on November 21, 2011.

THIRD:	That the board of directors of the Corporation duly adopted resolutions approving the following amendment (the “Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), declaring such Amendment to be advisable and calling for the stockholders of the Corporation to approve such Amendment.

FOURTH:	The Amendment was duly adopted and approved in accordance with the provisions of Section 242 of the DGCL by the required vote of the stockholders of the Corporation at the 2019 Annual Meeting of Stockholders of the Corporation.

FIFTH:

That the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended as provided herein. The first sentence of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read as follows:

“The total number of shares of stock that the Corporation shall have authority to issue is 210,000,000 shares, consisting of 200,000,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).”

SIXTH:	Except as expressly amended by this Amendment, the provisions of the Amended and Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

* * * * * * *

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been executed this 6th day of June, 2019.

CLOVIS ONCOLOGY, INC.

By:	/s/ Paul E. Gross
Name: Paul E. Gross
Title: Secretary